TRINAD CAPITAL MASTER FUND LTD
                      2121 AVENUE OF THE STARS, SUITE 1650
                              LOS ANGELES, CA 90067







March 20, 2006

Jay Wolf
Chief Financial Officer
MediaVest, Inc
2121 Avenue of the Stars, Suite 1650
Los Angeles, CA 90067

Dear Mr. Wolf:

Trinad Capital Master Fund, Ltd ("Trinad") hereby agrees to loan MediaVest, Inc. (the "Company") up to a principal amount of $100,000 (the "Loan") at any time and from time to time prior to the Company's consummation of a Next Financing (as hereinafter defined). Trinad shall make advances to the Company in such amounts as the Company shall request from time to time. The Loan shall bear interest at 10% (ten percent) per annum. The entire outstanding principal amount of the Loan and any accrued interest thereon shall be due and payable by the Company upon, and not prior to, the consummation of a sale of securities (other than a sale of shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), to officers, directors or employees of, or consultants to, the Company in connection with their provision of services to the Company), to a third party or parties with proceeds to the Company of not less than $200,000 (a "Next Financing").

Please acknowledge the Company's acceptance of the terms of this letter agreement by signing where indicated below.

                                                Sincerely,

                                                Trinad Capital Master Fund, Ltd

                                                By: /s/ Robert Ellin
                                                    ----------------------------
                                                Name: Robert Ellin
                                                Title: Director
Acknowledged and agreed to:

MediaVest, Inc.

By: /s/ Jay Wolf
    ----------------------------
Name: Jay Wolf
Title: Chief Financial Officer